Exhibit 99.1

Corrected Transcript

09-Aug-2012

FirstCity Financial Corp. (FCFC)

Q2 2012 Earnings Call

Total Pages: 18 Copyright © 2001-2012 FactSet CallStreet, LLC
1-877-FACTSET www.callstreet.com

CORPORATE PARTICIPANTS

James T. Sartain President, Chief Executive Officer & Director, FirstCity Financial Corp. Jim W. Moore COO, Director-Servicing & Executive VP, FirstCity Financial Corp.	James Bryan Baker Chief Financial Officer & Senior Vice President, FirstCity Financial Corp.

OTHER PARTICIPANTS

John Peter Lipari

First Vice President, Morgan Stanley Smith Barney LLC (Securities)

Raymond E. Cabillot

Chief Executive Officer, Farnam Street Capital, Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Welcome to the Q2 2012 FirstCity Financial Conference Call. My name is John, and I’ll be your operator for today’s call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session. Please note that this conference is being recorded.

I will now turn the call over to Mr. Jim Sartain, CEO, FirstCity Financial Corporation. Mr. Sartain, you may begin.

James T. Sartain

President, Chief Executive Officer & Director, FirstCity Financial Corp.

Thank you, John, and welcome to the second quarter conference call for 2012. First of all, let me introduce the participants. With me today is Bill Hendry, our non-Executive Chairman, who’s formerly our banker with the Bank of Scotland also and most of you may know him; Bryan Baker, our CFO; Jim Moore, our Chief Operating Officer; Jim Holmes, our Treasurer; and Suzy Taylor, our Investor Relations Representative.

Before we get started here, Jim Moore, would you please read the forward-looking statement?

Jim W. Moore

COO, Director-Servicing & Executive VP, FirstCity Financial Corp.

This conference call may include comments that are not historical facts, such as projections of revenues, income or loss, future economic performance, plans or objectives of management for future operations, or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are dependent on a number of uncertainties that could cause the actual results to differ materially from those implied, projected or predicted in the forward-looking statements

When any such forward-looking statement includes a statement of the assumptions underlying such forward-looking statement, the company cautions that while such assumptions are believed to be reasonable and are made in good faith, assumed facts almost always vary from actual results, and the differences between assumed facts and actual results can be material depending upon the circumstances.

Additional information containing factors that could cause actual results to materially differ from the forward-looking statements are contained in the press release issued earlier this morning and in the company’s latest Form 10-K and Form 10-Q, and other factors discussed in the company’s filings with the Securities and Exchange Commission.

James T. Sartain

President, Chief Executive Officer & Director, FirstCity Financial Corp.

Thank you, Jim. Just an opening remark here, obviously, you’ve seen the press release this morning. We reported $1.5 million in earnings, or $0.14 a share, for the second quarter; disappointing in many respects, not disappointing in a year-to-date respect. I mean, we’re $0.33 a share better than we were this time last year, having earned almost $10 million for the first six months of this year, or $0.94 a share.

The earnings for the second quarter were impacted by some unusual charges, FX being about $900,000 of that. As many of you know, if you follow the foreign markets in the currency, currencies in Latin America, as well as euro and its issues, have impacted us in that quarter.

It appears that we may be picking some of that back up in the third quarter, as the euro has been strengthening here in the last few days, as well as the peso weakening against the dollar. Having said that, that impacted us about $900,000 in the second quarter, as well as an accrual, non-cash accrual that we made on the restructure of our French operation of about $700,000, and I’ll explain that more after Bryan Baker gives his report.

Portfolio acquisitions for the second quarter, $48.3 million on a face value of about $88.7 million year-to-date. That’s not a great acquisition quarter; it’s okay. Having said that, we bid about $1 billion in the second quarter. We don’t lack for the bids, but we are dealing in a very, very competitive environment, and so we have been getting deep, and sometimes deep substantially on some of our bids. Having said that, we pick our spots and we’ve only acquired since the end of the quarter about $4.2 million, but our pipeline still remains very strong and we continue to bid.

Year-to-date, we’ve acquired right at $140 million of product on a face value of about $300 million, right where we were this time last year on acquisitions. We acquired about $285 million last year, and we’re about halfway through the year. So we’re sitting about exactly where we were in acquisitions last year, and last year was a good year for us from earning – putting earning assets on the book.

But again, not a great acquisition quarter, not a great earnings quarter, but we continue to bid and we have had – the bid has some unusual items. But year-to-date, I’m very pleased with where we are. Obviously, always want more earnings. But when I look at it and the lumpiness of our earnings driven primarily by collections, we just know that – we’ve known for years they are going to be lumpy. So I have a tendency to look at it more on where we are year-to-date rather than quarter-to-quarter.

At this point, I would like to ask Bryan to come in and give us the financial report. Bryan?

James Bryan Baker

Chief Financial Officer & Senior Vice President, FirstCity Financial Corp.

Thanks, Jim, and good morning. Thanks for joining us. Let’s just take a few – look at the highlights of the financial information for the quarter. The company earned $1.5 million, or $0.14 per diluted share, for the second quarter, compared to $2.4 million, or $0.24, last year same period.

The table on the first page of the press release reflects earnings contribution from the portfolio business of $3.1 million for the quarter versus $2.6 million last year, and the Special Situations Platform contributed $612,000 this quarter, compared to $1.6 million last year. Corporate and other expenses were $2.2 million for the quarter versus $1.8 million for the prior year, primarily due to increased legal, professional and accounting costs.

Now, if I could direct your attention to page four of the release, we’ll go down the income statement and talk a little bit about the balance sheet. Beginning at the top in the revenue section, we begin with servicing fees at $3.4 million for the period versus $2.5 million last year, an increase of 21%, which is driven by the collections from the U.S. unconsolidated partnerships of $57 million for the period versus $30 million on a comparative business.

The higher collection drives approximately $1 million of increased service fee income. Portfolio income was $5.9 million for the period, down from $9.1 million in the prior year quarter, for the same reason that service fees were up, the collections, ere lower on consolidated basis at $22.7 million during the period versus $31.2 million in the prior year quarter. Also our gross profit percentage on those collections was down slightly, about 25% compared to 26%.

So each period, as the collections come in, the mix and the amount in the gross profit percentages on those dollars change. So we just have to analyze for each period. We did have an increase in railroad income due to more activity in the period compared to last year as a result of the acquisitions. The railroad [ph] was down (7:38) in the prior periods and increased operating activity as a result of that. That brings us to total revenues for the period of $14.3 million compared to $16.9 million in the prior period.

In expense section, overall, total operating expenses were down slightly quarter-to-quarter, $14.3 million compared to $14.8 million. Interest expense is down period-to-period by $2 million as a result of our declining debt and our lower cost of funds. Salaries and benefits were down slightly quarter-to-quarter, and up year-to-year $772,000 as a result of some staff additions and accruals tied to acquisition and earnings levels.

Consolidated impairments during the quarter were $769,000 versus $178,000 in the prior quarter, and down overall year-to-year. Impairments occur from time-to-time as cash flow estimates change due to new information or disposition strategies are updated. We don’t see this as a trend.

Additionally, asset-level expenses were down quarter-to-quarter and year-to-year due to lower holdings of wholly-owned portfolio assets during the periods. Our railroad cost increased with the activity level at the rail operation was offset by the additional revenues. Our other expenses increased $1.7 million during the period, primarily as a result of increased servicing, acquisition costs, legal and other professional accounting expenses, and additional foreign exchange losses of about $900,000 for the quarter.

Coming on down, equity earnings for the quarter of $2.1 million versus $3.2 last year. While we did have higher income from our portfolio acquisition partnerships since our unconsolidated collections were higher period-to-period, that was offset by lower earnings pickup out of Europe and our Crestone subsidiaries compared to last year.

Additionally, we did have a $935,000 business combination gain in the period related to activity within the railroad operations, where we acquired some additional railroad assets and qualified as business combination accounting and allowed us to record those assets at fair value. Income tax expense was nominal for the period.

Basically we had foreign tax benefit that offset state tax. And so that brings us to $1.487 million for the quarter, $0.14 a share.

Coming on down to the balance sheet, as of June 30, we had total assets of $303 million, down from $341 million at the end of last quarter and $356 million at the end of last year, primarily as we’re running off our portfolios faster than we’re putting assets on our books. FirstCity shareholders’ equity remains at $122 million at quarter end, same as last period. Effectively our income was offset by OCI charges related to foreign currency charges.

Earning asset base was $258 million at period-end, with approximately 80% of that being in the domestic market when including Special Situations Platform. And our unrealized gross profit associated with portfolio asset release declined to $90 million at period-end primarily due to collection run-off. Our cash position at quarter end reflects consolidated cash of $33 million, of which approximately $15 million is available for investment and operating needs. Operating cash flow for the period was $44.5 million, which includes net proceeds from portfolio assets.

Jim, [ph] I turn (11:17) to you.

James T. Sartain

President, Chief Executive Officer & Director, FirstCity Financial Corp.

Thank you, Bryan. Just continuing on with our call here, I always like to talk about business at present. As I stated, for the quarter, we acquired purchase price of $48.3 million in portfolios, but then – and we invested in $10.3 million of that. FirstCity was able to do that with its liquidity. In addition to that, we had SBA advances of $6.6 million, so the total invested to the quarter of $55.4 million, our total was $17 million including our SBA and our portfolio business.

The SBA business continues to be robust. We need more production, but we’re also very, very strong underwriters on that product. It’s performing very well. The company makes money, and so it continues to be robust and we see that as growing.

Moving on down now to where our pipeline is, as I said earlier, we bid and bid and bid in the second quarter, and sometimes we’d have three and four bids a week in the second quarter. We win some out of almost every one of the bids, except some of the bids where there’s all or none bids on larger portfolios. But we missed two very large portfolios in the second quarter, which [ph] underpins (12:47) our acquisition. Had we been successful, it would have put our acquisitions up close to $100 million for the quarter.

But that’s the nature of the bidding process. It’s obviously very competitive. There’s lot of entrants into the market. We see – what we – every time you loss a bid, you think, well, that bidder did beat us, must be stupid, but that’s not the case. But there’s a lot of entrants into the business. Some, we think, are bidding on real estate values increasing substantially over the next few years, we don’t see it in that light.

You don’t make money paying too much with these assets. So we still continue to hold our discipline. We have an excellent acquisition team, four different teams working continuously on portfolios. Our pipeline is right at $1 billion right now, and we continue to get deals every month. And the way we look at this business, if I’m looking forward for the next five years, I think there’s probably at least over $1 trillion worth of product just in the U.S. alone that is going to come to market in a sale-type environment.

Now, it’s not going to all be distressed. It may be sub-performing. It may be some performing that – where your community banks, because of Basel III or because of other issues related to the capital, won’t unload. So we see loan sales being a big part of the U.S. environment, as well as Europe going forward. Europe right now is probably about $3 trillion in size.

We’re not bidding or buying a lot in Europe. We’re more focused in the U.S., but we obviously have the – we see some opportunities there. Actually our pipeline in Europe is about $1 billion strong, but that’s not necessarily stuff we will bid on, but we’re very selective and we are looking at some small portfolios there. But what – we have to be selective. The competition is strong. We try to pick our spots. Our management team always gives me a hard time talking about we need a better toolbox. Our toolbox basically is we need to be able to bid down some of these portfolios to risk adjusted returns.

We hit our targets, and if you’re bidding at a 25, you’re not going to be competitive. If you’re bidding at a 15 and you’re able to hit that 15 target. It’s the old analysis that, I guess, would you rather have $1 billion at 15% or $100 million at 20%. And at 20%, the difference is you’re going to get beat in the competitive environment. So we’re looking at trying to rebuild a little bit more of that toolbox maybe using some leveraging going forward on portfolio purchases that gives us a better competitive position, and we still achieve on our equity returns in the 20% range.

From liquidity standpoint, our cash position is okay. We still have our line of credit that we announced, albeit a very small line that we’ve only used $2 million of it, and we only used that because the bank asked us to activate it. But we continue to look for more leverage, a bigger structure where we can take bigger bites for the apple, if you will, regarding the portfolios. It’s hard to come, but I think with the line of credit we’ve got in place, we can expand upon that and we’re continuing to look for those other lenders.

Having said that, the cash flow off of our existing deals that we’ve done with our partner, Varde, are excellent, and certainly more than enough to sustain and reinvest as much as we can. Actually, most of the last – the first quarter of this year, we were taking only 10% of these portfolio purchases, and now we’re taking 15% to 20%. So you can see – you will see maybe some increase in our gross profit analysis, as well as increase in our earning asset base. We need to get that up to a much higher – maybe taking 25%, and ultimately up to maybe 50% or 100% of some of these transactions. But liquidity remains good, other than we need more of it to take advantage of these market opportunities and to invest more from our balance sheet.

I mentioned France a moment ago, and as many of you who are the longer-term shareholders know, we’ve been in France since 1996. When we went to France – pardon me – with the Cargill company in those days, we aligned with a partner called and a firm in Paris called MCS.

And over the years we’ve invested quite a bit of money along with Cargill and others, with MCS investing its own money also, with MCS running the servicing platform. MCS has close to 200 employees, buys for its own book today, has its own lines of credit, has a small side-by-side fund that it works with, and is very sustainable in its own right.

We put no cash in the business today, as it grows internally and as it uses its own lines. But today after – but it got somewhat confusing, because over the years there was also a side-by-side entity that we acquired 70%, FirstCity, called UBN. UBN was a bank in France that we bought and liquidated over a number of years. UBN, and with the restructure that we just completed and completed on June 26 of this year, we merged MCS into UBN, we retained 38% ownership in UBN.

We had 70%, but we only – we own 70% of UBN that own 36% of MCS. So what we did is basically merge those companies. Today, we own 38% of UBN, which is our holding company that owns 99.5% of MCS. So it simplified the story. We get dividends out of there year in and year out. And a lot of this restructure was done to bring in a new management team that was brought in – actually they’ve been on the scene there for three years now.

So I call it new because [ph] Patrice Morio (19:45), our longtime partner there, is still involved, very involved, but he’s looking for a way to exit over the next four, five years. He’s getting to retirement age and looking to have a backup management. But he’s brought in excellent group, headed up by a guy named [ph] Jeremy Dion (20:05). Jeremy is doing an excellent job for us.

So what we did, he and couple of other – three or four other managers, we set up a bonus plan or a stock bonus plan that accrues to their benefit year in and year out based upon performance. But that stock bonus is a preferred equity. Every year, they get – hitting their targets, they get C1 million in stock bonuses. And what happened on the restructure, because we weren’t sure of when it would close, we could not accrue that, but we’ve been working on the structure for the last and a half.

So it backed it into last year’s $1 million, and then first six months of this year, which created to us on our 38% a $700,000 accrual related to that stock bonus plan. We think that’s very positive. It’s not cash. You want cash – and it’s all in putting management into the equity ownership.

But over a period of years, if they hit the targets that [ph] Patrice (21:14) establishes for them as Chairman of the company and running the company, they’ll end up owning about 15% of the company and it will dilute FirstCity from 38% down to about 35% over that timeframe having hit their targets. Again, very positive, but that’s the reason for a $700,000 accrual that hit us in the second quarter, but we think very positive for the ongoing operations in France and the excellent way they run the business and have run the business for years, and been great partners to us too.

Let me touch on Mexico just a little bit. Since the end of the first – second quarter, we have executed on the sale of two Mexican portfolios. Those two portfolios in the third quarter will drive a gross profit of somewhere around $1.2 million to $1.3 million, which will, obviously, be reflected in our third quarter numbers. These are sales we’ve been working on as we downsize and look to downsize our exposure in Mexico.

We have a plan to bid our sales of some more of these portfolios and our other assets that we own there. So looking – we want to reallocate our capital out of Mexico into the U.S. that we want to reallocate it with the vision of saying, we’re going to stay in the U.S. and we’re going to try to take advantage of that $1 trillion that we think is out there in the U.S. And we certainly want to allocate some capital into France, if necessary, and portfolio-wise, albeit it hasn’t been necessary because of the structure of MCS and Germany, and possibly looking maybe at the UK and Ireland. But other than that, we call our core business the U.S. and Europe. And the rest of this being ancillary. So we’re looking at downsizing our Latin America operation across the board. And we’re – these sales were one step in that direction.

So in summary, the second quarter was down, obviously, impacted by the FX charge and the French accrual to non-cash charges amounting to $1.6 million of earnings we would have had without it. We will have an ongoing accrual for France, but that accrual will be about no more than $125,000 a quarter for our 38% ownership in France. So it won’t be impacted as much on an ongoing basis, but $1.6 million impacted by that accrual and the currency.

Liquidity, we continue to work on liquidity issues, trying to figure out and find lines of credit, and taking our existing cash flow and investing it, and trying to build us a better toolbox, if you will, to be more competitive in the environment. Pipeline is great, no question. But as many of you might see, there’s – everyday it seems like there’s an announcement of somebody raising another fund to go invest in this business, and some of those people have the attitude, it’s other people’s money and we’ve got to put it to work quick. So we’ve seen them come and go too, have and been in the business as many years as we have.

But clearly, our model works, our model of identifying opportunities, being able to underwrite them, being able to close on them, being able to manage them. It works. We need more liquidity and capital to continue to move forward, and we’re working on it on a daily basis. And obviously, that will reflect in the bottom line in the future. But we’ve got all the tools we need to continue to grow the business. We’re going to fix that liquidity situation too.

So that concludes my prepared remarks. Certainly, we’ll open it up for question-and-answer if there are some questions. John, would you queue it up, please.

QUESTION AND ANSWER SECTION

Operator: Certainly. We will now begin the question-and-answer session. [Operator Instructions] And our first question comes from John Lipari from Morgan Stanley. Please go ahead.

John Peter Lipari First Vice President, Morgan Stanley Smith Barney LLC (Securities)	Q

Hey, Jim, good morning.

James T. Sartain President, Chief Executive Officer & Director, FirstCity Financial Corp.	A

Hi, John. How are you?

John Peter Lipari First Vice President, Morgan Stanley Smith Barney LLC (Securities)	Q

Good, good. Jim, I hear what you’re saying, but as I look at the financials, we’re shrinking here. Our earning assets are running off a lot faster than we’re investing new money. We’ve invested less than $20 million in portfolio acquisitions this year, is that right, $19 million?

James T. Sartain President, Chief Executive Officer & Director, FirstCity Financial Corp.	A

John, that would be, to-date we’ve invested about $34 million; $19.9 million, $20 million in portfolios – well, actually about $21 million. Yeah, that’s right.

John Peter Lipari First Vice President, Morgan Stanley Smith Barney LLC (Securities)	Q

Okay. And you said from the portfolios of a few years ago, they’re running off quickly with what you’ve done with Varde. And I’m just wondering why the incentive income hasn’t gone up. You had a decent quarter last quarter with incentive fees. I would’ve thought those might continue as the Varde portfolios run off.

James T. Sartain President, Chief Executive Officer & Director, FirstCity Financial Corp.	A

The one we got in the first quarter, yeah, it was about $1.9 million. It was a specific portfolio that we had bought out of the FDIC. And we did hit that incentive fee, but right now if I’m – the incentive fees haven’t kicked in collectively. But as we view that, incentive fees have – are significant on the projected basis actually, and just – this is a little forward-looking, but I mean right now from the standpoint of incentive fees, we’re looking probably at backed up incentive fees around $11 million to $12 million on a projected basis.

John Peter Lipari First Vice President, Morgan Stanley Smith Barney LLC (Securities)	Q

And projected, is that over the next 12 months, 24 months?

James T. Sartain President, Chief Executive Officer & Director, FirstCity Financial Corp.	A

I will say that – most of that’s over the next 24 months.

John Peter Lipari First Vice President, Morgan Stanley Smith Barney LLC (Securities)	Q

Okay.

James T. Sartain President, Chief Executive Officer & Director, FirstCity Financial Corp.	A

So, I mean, that’s going to add to their earnings. Obviously, our projected servicing fees are more of a breakeven type analysis just from the day-to-day servicing fee, but our incentive fees are what really throws in the profit and should. But again, those are all back-loaded, and sometimes – we’ve been under the Varde agreement now just a little over two years, and the average life on these portfolios on average is 18 to 24 months. But the incentive fees don’t kick in until the tail. And so we are getting to the tail of some of these portfolios and we’ll start seeing [indiscernible] (28:44) I can tell you on a projected basis that’s over the next 24 months, and of course we continue to buy.

We had an excellent acquisition quarter in the first quarter. Again, we’re about $140 million year-to-date in purchase price, and there is incentive fees – hitting our targets, there is incentive fees with every one of those deals we’re doing with Varde. Varde or other partners, if you will, or some we’re doing on our own balance sheet, which we have also. And those, obviously, don’t have incentive fee, but we get gross profit off of settling those [ph] debts (29:19) if we do 100% of it, since we’re not joint venturing that.

So, yes, we’re shrinking. Yes, we need to find more liquidity to take bigger bites of the apple, is all I have to say. Taking 25% of the transactions are probably not something that we – if we had the liquidity, we’d probably be at least 50/50 with some of these deals, and we’d sit down with our partners and talk to them about how we do that. We are looking at trying to figure out how to do that and getting the liquidity and the lines of credit actually that would support that kind of purchase power, and you would see our earning asset base grow.

But we knew this when we lost our line of credit in June of 2010 with the Bank of Scotland, and we restructured it in June of 2010 and executed the agreement with Varde. We knew that we would see balance sheet shrinkage, because – unless we were able to replace the line. We made a small baby step in that direction in the first six months of this year with the small lines we got. We just need to increase that and revisit how we might participate in these portfolio buys going forward. We’re working on that data, John.

John Peter Lipari First Vice President, Morgan Stanley Smith Barney LLC (Securities)	Q

Okay. You say the core is Europe and, of course, the U.S. But as I look at personnel, there’s more personnel in Latin America than anywhere else. I thought we were getting out of Mexico. Why are there 114 people in Latin America?

James T. Sartain President, Chief Executive Officer & Director, FirstCity Financial Corp.	A

Well, it’s actually more than that, but – there’s about 110 in Mexico. But as we look at what we’re doing in Mexico, we will be transitioning most of our servicing platform over the next year, six months to a year, and probably transferring servicing to another rated servicer in Mexico, and hopefully we’ll be able to downsize our personnel substantially. That’s our plan, John.

John Peter Lipari First Vice President, Morgan Stanley Smith Barney LLC (Securities)	Q

And when you say more competitive, you mean pricing things at a lower yield or a lower discount, however you want to call it, from maybe 20% to 15%. Will that change the incentive fees that we’re getting that they would kick in sooner based on a lower hurdle? Because when you say competitive, I’m hearing lower returns.

James T. Sartain President, Chief Executive Officer & Director, FirstCity Financial Corp.	A

Well, it’s the old adage, John. You rather have $1 billion at 15% $100 million at 20%. You ought to have absolute earnings and at 15% on $1 billion, I’d take that every day. If it’s a risk-adjusted return, okay, in other words that’s a minimum you’re going to get is 15%, I’d go there every day. Sometimes having some of your relationships, your partners that you work with, convincing them of that structure, sometimes – I’m not saying it’s difficult with our existing partners. But at the end of the day, we know the market has gone that direction.

Let me give you a good example. We bid a portfolio in the second quarter. We thought we had a huge chance of winning. Our bid was about $50 million, as I recall, it was all or none bid. And I think on our cash flows, what we can do – some of this is highly secretive, but the group that won it on our cash flows bid it to an 8% cash-on-cash return on our cash flows. Certainly, that’s not our gain, and they know their value. Mostly likely, they were looking at longer – shorter-term cash flows or more cash flows, and maybe our cash flows were conservative, because our IRR is cash flow and timing. But – we’re going to lose those deals. But at a risk-adjusted 15%, that could mean you’re bidding some really pretty good stuff [indiscernible] (33:49), but you’re leveraging it so your equity returns get you to the high teens or low 20s.

On the junky stuff, you’re going to bid to 20s and 25s, but we’ve been in this business a long time and we – and, of course, beauty is in the eyes of beholder of all this stuff, and some people’s eyes are a little more wide open, I guess, about what they think the long-term value – what they think about real estate value increases over the next three to four years. But that’s a game we just don’t play. We don’t bid based on the real estate value going up 20% over the next two years. I mean, we look at it as today’s price what we do, because we want to exit these assets in 18 to 24 months.

And we’re not taking a long-term deal on it. So people that are taking much longer-term view might get there, so that’s the kind of competitive environment. But they’re not all that way, but that just happened to be one, it happened in the second quarter. If we had won that at our price, obviously it would have been a great deal for us and we’d have put $100 million to work in the second quarter. Just that one bid.

John Peter Lipari First Vice President, Morgan Stanley Smith Barney LLC (Securities)	Q

Well, there’s a lot of capital looking for yield these days. So what’s to say that 8%, 9% wouldn’t be the new norm on most portfolios?

James T. Sartain President, Chief Executive Officer & Director, FirstCity Financial Corp.	A

Well, I’m not – John, I can’t say that I would never go there. It might be the new norm, especially if you look out at interest rates going forward and people chasing yield. And if it is – but these are assets, basically are problem assets. Not all of them. These assets have – you’re not talking to the debtor when you’re doing your due diligence. You’re only looking at a file and you’re evaluating the collateral that supports that, and you’re not even always seeing all the information. You get – in a due diligence process, you’re getting about 65% of the information. First of all, you’re not talking to the debtor. You’re not talking generally to the account officers in the banks, and you’re prohibited from doing that.

So you cannot – to bid them that low, there’s just no, no, no room for error in that kind of bid that I just gave you the analysis on. I mean, unless you want to breakeven or unless you want sometimes lose money. Even at that, have we ever lost money on buying a portfolio? Yes, we have. Not many. We make money on almost every portfolio we buy, but there’s just no reason to bid in that range on these kind of assets, because there’s too many unknowns.

John Peter Lipari First Vice President, Morgan Stanley Smith Barney LLC (Securities)	Q

Okay. And let me just -

James T. Sartain President, Chief Executive Officer & Director, FirstCity Financial Corp.	A

[indiscernible] (36:37) chasing it, John.

John Peter Lipari First Vice President, Morgan Stanley Smith Barney LLC (Securities)	Q

Okay. But let me just ask two general questions, and I’ll let someone else jump in.

James T. Sartain President, Chief Executive Officer & Director, FirstCity Financial Corp.	A

Okay.

John Peter Lipari First Vice President, Morgan Stanley Smith Barney LLC (Securities)	Q

The banks, where are they on letting go of a lot of problem assets. And if you can comment anymore about where we are with the banks as far as being able to get a line of credit that’s more than $15 million. And those are my last questions.

James T. Sartain President, Chief Executive Officer & Director, FirstCity Financial Corp.	A

Okay. [indiscernible] (37:04), John, thank you. The bid ask spread between bank’s asking price and where the bid comes in has narrowed substantially. A year, a year-and-a-half ago, I mean, a lot of your community bankers and regional bankers, et cetera, sort of had their head in the sand over what their values are. Well, that bank’s – they [ph] may give them (37:32) analysis is, they’re seeing these banks trading from other banks. The banker would reply, well, that’s that bank’s credit, but mine is better. It always is the case. But we’ve seen that come in some and that spread narrow only because the banks have to get rid of this stuff and a lot these banks have to shrink. Their capital base is still eroding.

But when you look at the problem bank, there’s still 500 or 600 banks out there as problem banks, and we do run that analysis. And when you look at the banking environment today and you look at $9 trillion or $8 trillion of insured deposits or assets in these banks, in normal times – non-performing and problem loans run about 45 to 50 basis points in normal times, which would create $40 billion pool. Today, that’s running about 450 basis points, and that’s $400 billion to $425 billion of problem assets out there.

It’s not a short-term solution to any of these banks, because obviously capital – and then with all the regulatory issues surrounding what the government is going to do, I don’t know really how community banks today are going to survive. But some will and some won’t. But the ones that are proactive in getting rid of their problems and trying – and raising capital out there will survive, and we’re going to be there to buy a bunch of that stuff. And then you throw on top of that the CMBS stuff that’s maturing, maturing loans over the next three years is probably $500 billion of real estate loans that have nowhere to go refinance.

And the market is changing a little bit in the CMBS stuff, but we’re going to see opportunities out of that. On top of that, the loss sharing arrangements that the FDIC has with these banks that they’ve – on banks they failed, that’s close to $200 billion itself, and those – we saw the first sale of some loss sharing assets come about last month, I guess, or two or three weeks ago. But it’s the first time any bank that entered into loss sharing arrangement who has been able to sell a portfolio, and that was an isolated case. I can’t remember the whole transaction, but those loans do get sold. But FDIC is basically asking these banks that require these loss sharing arrangements to extend those agreements even, because they don’t have the capital to support the loss sharing arrangement. So it’s going to washout over time, but what it does is adds longevity to what we’re doing.

John Peter Lipari First Vice President, Morgan Stanley Smith Barney LLC (Securities)	Q

Okay.

James T. Sartain President, Chief Executive Officer & Director, FirstCity Financial Corp.	A

To answer your second question, there’s not a day goes by I’m not talking to banks and bankers about what we can do to increase our capacity and our liquidity and how we might structure that to get the banks comfortable. We are looking at some lines of credit that – where we would be able to buy whole loans. And the big issue – and one of the big issues related to how we’re structured is the large bank deal is a blessing, but it’s a curse in some respects too, because we’ve got trapped over there in that FLBG, that structure, we’ve got $80 million of cash flows trapped over there. After their debt is paid, but we’re having to pay that debt down [ph] continue (41:15). If we had that cash flow to support a go-forward process, it would be easier to get the financing. But the trap of that cash in FLBG, that hurts us. We’re working on a structure there too. Hopefully, we’ll be able to bring that to some kind of resolution during the latter – last part of this year, and that’s our plan.

John Peter Lipari First Vice President, Morgan Stanley Smith Barney LLC (Securities)	Q

Okay. Thanks, Jim.

James T. Sartain President, Chief Executive Officer & Director, FirstCity Financial Corp.	A

Thank you, John.

Operator: Our next question comes from Ray Cabillot from Farnam Street Capital. Please go ahead.

Raymond E. Cabillot Chief Executive Officer, Farnam Street Capital, Inc.	Q

Good morning, Jim.

James T. Sartain President, Chief Executive Officer & Director, FirstCity Financial Corp.	A

Hi, Ray.

Raymond E. Cabillot Chief Executive Officer, Farnam Street Capital, Inc.	Q

We probably viewed your primary business as buying distressed assets in the United States, primarily from banks or the FDIC for yourself and others. I think for a public company, it’s when people can understand and try to model what’s going on, it allows company get evaluation. For $too million market cap company, you’re in railroad, you’re in multiple countries, some of them you kind of state you don’t want to be in. You have a Special Situations. You have SBA lending. Have you considered trying to simplify your model, so people can understand it, hence you can help people look at what the future will look like? I think about 15 years ago, and it might have been io years ago, we had a discussion with you and it seemed like you were trying to make the company a little bit more easy to understand, a little bit more easy to model. And I think you’ve actually gone over the opposite way in the past decade.

James T. Sartain President, Chief Executive Officer & Director, FirstCity Financial Corp.	A

Great question, John – Ray, not John. You are absolutely right. When you look at our revenues, and part of those revenues are finance revenues and part of them are railroad revenues, and you look at our expenses, and part of our expenses are financed expenses and others are railroad and other expenses, it does confuse the situation. I have been with our board for the last year saying, we’re going to simplify this business. Keep it in mind that everything we own is for sale. Everything we own. I mean, we sell loans on a regular basis. We sell or settle loans on a regular basis.

There’s not one company within the Crestone operation that’s not for sale. We’re making headway in that regard. There is not one ABL – obviously, a confusing story to our balance sheet, not as confusing as the railroad for sure. We’re looking at options of how we exit that business in the future. Latin America does give us some – Mexico in particular gives us some heartburn, as it relates to continuing to do business there, and you’ve already seen us structure – you haven’t seen it. You see it in the third quarter where we did sell the portfolios.

We are all about simplifying our balance sheet and growing it in portfolio businesses and what we will call core, U.S. and some in Europe, primarily U.S., some in Europe. And that’s what we’re setting about and have been working on that structure for the last several years actually. But I’m not going to go giveaway the companies at Crestone because I have to simplify my balance sheet.

That railroad has got a lot value. We’d like to get the railroad up to about $5 million EBITDA. It’s about $2.5 million to $3 million right now. At $5 million EBITDA, we think it’s worth about seven or eight times EBITDA. That would be a huge gain to us in a good structure. So, I mean, it’s growing and you saw a bit in the second quarter. We even had a consolidation gain on a debt we bought and then foreclosed the assets, but we had to consolidate that rail into our other railroad.

So we’re growing it, but we’re not putting any – it’s been two years since we put a nickel into the Crestone operation. So cash flow, it’s cash flow positive. From a cash flow standpoint, the business is in there. Most of them are doing very well. We have one or two that are not doing as well as others, but those are for sale. We’re not looking at a long-term horizon in railroad, in oil field services, in imports or in electronics, manufacturing, everything we got for sale. We need to simplify it. You’re absolutely right and we are setting about doing it. Mexico was one of the first moves.

Raymond E. Cabillot Chief Executive Officer, Farnam Street Capital, Inc.	Q

Terrific. Thank you. When we look at the – the profitability of your business varies dramatically, obviously with a number of different things. The currencies are pretty significant. I think a person could look at the earnings of your quarter outside of some kind of one-time items and say, it was a reasonable quarter. Have you considered providing more of a normalized earnings number, and then just continue to show of GAAP number, but when you look at the currency, the reserving for France, I call them both time kind of one-time types of numbers. On a going forward basis, have you considered kind of trying to come up with some way to look at a normal number of your business, and then have the many unique type of things that are kind of randomly moving around within your business somewhat separated?

James T. Sartain President, Chief Executive Officer & Director, FirstCity Financial Corp.	A

We look at it all the time, Ray. From a standpoint of normalized, obviously, we’d have made $3 million in the quarter had we not had the FX cost and the reserve in France. That would be a decent quarter for us. It’s been over $3 million probably. We had a great course. You look at our first quarter where we earned $8.4 million, we didn’t really have any unusual gains there. We did have some FX gains, but we had an incentive fee, I guess. That’s not necessarily unusual, that’s part of our business plan, and that was really very core earnings in the first quarter.

The second quarter, what we had there, we did have the gain on the consolidation, and that was a big gain. So we had some extraordinary things. But looking at it from a normalized standpoint, and not trying to give projections here, I just believe on a normalized basis that what we’ve done for the first six months is very, very doable going forward.

Raymond E. Cabillot Chief Executive Officer, Farnam Street Capital, Inc.	Q

And then if you look at – I think the last trade on your stock was $8 a share. If you look at your book value and kind of what you’ve thrown as book value, I think one could argue rather than putting a money into anything else for shareholder, you’re better off buying your stock.

James T. Sartain President, Chief Executive Officer & Director, FirstCity Financial Corp.	A

I think you’re right, Ray. But the problem is liquidity, and I’d love to buy the stock back now. Keep in mind, we have a minimum net worth provision in our credit agreement with Lloyd’s Bank too, and [indiscernible] (48:54)

$90 million. We’re a ways from that, of course. But from a liquidity standpoint, if I had an extra $30 million and could buy the stock in at $8, I’d do it every day.

Raymond E. Cabillot Chief Executive Officer, Farnam Street Capital, Inc.	Q

And it seems like from the shareholders’ perspective, if you didn’t maximize the value from the railroad, for example, or maybe your SBA platform or Mexico or maybe Latin America, if you chose to more aggressively try to sell one of those and buy back stock over the next five-year period, shareholders will be much better off.

James T. Sartain President, Chief Executive Officer & Director, FirstCity Financial Corp.	A

Well, Ray, you may be right there. Keep in mind, I can go sell the railroad for [ph] umpteen (49:36) million dollars, whatever it is. But every bit of that money goes to pay Lloyds Bank. I don’t get any liquidity out of it. Until that debt’s paid – that debt is down to about $70 million now. But until – I get a management fee, but that’s insignificant compared to having to take that cash flow, and if I could take that cash flow and go do stock buyback, I’ll do it tomorrow. But I got to pay Lloyds. So I’m looking at that structure and how we might work around that structure with a better leak-through from cash flow standpoint or how we might work through it. And we’re just – Jim Holmes and I, our Treasurer [indiscernible] (50:19) and Finance Director are teeing up some ideas on how we deal with that in the last half of this year.

Raymond E. Cabillot Chief Executive Officer, Farnam Street Capital, Inc.	Q

I guess then maybe a better example would be, instead of attempting to move towards 50/50 with Varde, if you stayed more at a lower level and used that cash to buy back stock, because I believe, as my understanding of your loan agreement, you would be able to do that.

James T. Sartain President, Chief Executive Officer & Director, FirstCity Financial Corp.	A

I would. I’d be able to do it as long as I maintain the minimum net worth.

Raymond E. Cabillot Chief Executive Officer, Farnam Street Capital, Inc.	Q

If you have a lot of flexibility on it.

James T. Sartain President, Chief Executive Officer & Director, FirstCity Financial Corp.	A

But even if I stayed at 10% with Varde, I’d still right now today – not going to the bank today and say I want to borrow – I want $100 million line to use $20 million to $30 million of that to buy my stock back, and you’ll get thrown out the door. So the liquidity still becomes the big issue there. You got to have the cash to do it.

Now, I’m all for that, if I’ve got the liquidity to do it. But we still have to run our business also, Ray, and I’m certainly taking 10% of the deal. We’ll continue to shrink. We’ll continue to get our incentive fees as we hit those targets, and those targets will move if we were to lower our thresholds. But having said that, I’d be all in favor of doing that – doing a stock buyback if liquidity wasn’t a concern.

Raymond E. Cabillot Chief Executive Officer, Farnam Street Capital, Inc.	Q

I guess the one thing I would ask is that if the board is looking at – or the company is looking at buying assets to yield 15% or 20% at a value of $0.80 or $0.90 on the dollar, if you believe your stock is $0.50 on the dollar or $0.65 on the dollar, to at least compare the two and compare where long-term shareholders are better off reinvesting capital if your stock is tremendously undervalued.

James T. Sartain President, Chief Executive Officer & Director, FirstCity Financial Corp.	A

Well, in my opinion, it’s way undervalued.

Raymond E. Cabillot Chief Executive Officer, Farnam Street Capital, Inc.	Q

And then I – my question is why would -

James T. Sartain President, Chief Executive Officer & Director, FirstCity Financial Corp.	A

[indiscernible] (52:28)

Raymond E. Cabillot Chief Executive Officer, Farnam Street Capital, Inc.	Q

– $0.85 on the dollar versus $0.50 on the dollar?

James T. Sartain President, Chief Executive Officer & Director, FirstCity Financial Corp.	A

[ph] I will (52:34) spend my last $15 million to do a stock buyback. I had to pay my overhead, John, first. my point.

Raymond E. Cabillot Chief Executive Officer, Farnam Street Capital, Inc.	Q

I mean, please understand, I’m not trying to say take your last penny and do that. I just say if you have the ability to buy loan at $0.85 on the dollar and you’re doing 20% versus 11%, and you’re moving towards 50%, there might be some flexibility to buy back some stock at $0.50 on the dollar. Maybe that isn’t clear, but that’s what I’m trying to ask about.

James T. Sartain President, Chief Executive Officer & Director, FirstCity Financial Corp.	A

I would say if I started a stock buyback plan, we’d be at about 75% of book. It’s where we would end up buying it, because I think – because of the lack of trading in the stock, in the volume. We announced a stock buyback, it will drive the price up. Now having said that, I would never, never use my last penny to do that.

Raymond E. Cabillot Chief Executive Officer, Farnam Street Capital, Inc.	Q

No, no,

James T. Sartain President, Chief Executive Officer & Director, FirstCity Financial Corp.	A

I will be better off to liquidate the company and pay it out to the shareholders before I did something like that. And certainly, we run our business off of the cash flow model, and we look at [ph] gap (53:47) and we look at – obviously, we have to, but I mean we know that every asset – what the cash flow projection is and what we expect to maintain on every asset we own, that’s just the way we run our business.

So therefore, we have a cash flow on every asset and we know our cash flows on every one of these assets, and you’ve heard me say it many time before, in a pure liquidation mode, I mean, we would be liquidating the company for an amount in excess of where we’re trading today for sure, for an amount in excess of book value.

Raymond E. Cabillot Chief Executive Officer, Farnam Street Capital, Inc.	Q

And -

James T. Sartain President, Chief Executive Officer & Director, FirstCity Financial Corp.	A

That being said, in fact, if we can fix the liquidity situation, I think our stock price will rebound. But if it doesn’t, I’ll buy it back.

Raymond E. Cabillot Chief Executive Officer, Farnam Street Capital, Inc.	Q

Yes. And, Jim, I definitely wasn’t trying to address liquidity in the company or stopping making any acquisitions. I was trying to suggest if there is – your earnings are quite volatile based on the way your business is structured. And if you had a buyback in place and when there were opportunities, even if for small dollar amounts, to buy back stock at $8, $7, $8.50, $9, I’m not sure exactly where, it might be very beneficial to shareholders. I’m not trying to say $50 million doing it tomorrow. I’m trying to say if you have that flexibility of having that in place for when the stock does drop, it might be beneficial.

James T. Sartain President, Chief Executive Officer & Director, FirstCity Financial Corp.	A

Ray, I don’t disagree with you, whatsoever. I do not disagree with you, and that’s something that, as many things as we have on our plate, that is on our plate and I’d like fix our liquidity situation and do that too. I agree with you 100%. If I can buy my stock at $8.50 a share, that’s a great buy for the remaining shareholders. I agree with you.

Raymond E. Cabillot Chief Executive Officer, Farnam Street Capital, Inc.	Q

And we would – as a shareholder we would really appreciate you having the flexibility of doing that by having something in place. I’m not sure if other shareholders feel that way or not, but I think it would be beneficial to have that option in place when it is available.

James T. Sartain President, Chief Executive Officer & Director, FirstCity Financial Corp.	A

Thank you.

Operator: I’ll now turn it back to Mr. Sartain for closing remarks.

James T. Sartain President, Chief Executive Officer & Director, FirstCity Financial Corp.	A

Okay. Well, thank you for being on the call today. I will reiterate – and, Ray and John, I appreciate your questions. Both have been long-term supporters and shareholders of the company, and we certainly appreciate that. And I enjoyed knowing you guys all these years. I haven’t said that. I want you to enjoy making money in this stock and making money on what FirstCity does.

And we are continually are dedicated to finding a way to increase our liquidity. Albeit, we’re going to buy portfolios. And as I said to Ray, yes, if the stock didn’t rebound, it would do the shareholders good if we could do a stock buyback. Not opposed to it whatsoever; our board is not opposed to it whatsoever. But as we simplify the business over time and as we pay down the Lloyds debt and get more – that helps us generate more liquidity over time, we’ll look at those options.

But I did say back when we did the deal and the restructure of the Bank of Scotland back in June of 2010 and we signed the agreement with Varde that we were going to see some shrinkage. I just – I guess I did underestimate the fact that I felt like we would be able to replace some of that liquidity sooner rather than later, and it’s just been – it’s been yeoman’s tasks to do that. It’s not like we’re not out talking to banks, talking to lenders, and I think that market is freeing up some and we’re beginning to see some real interest in that.

So I think you – there’s a good chance that you might see some things develop here before year end, and that’s my goal to get that done, as well as simplifying some of our other situations. So with that, I’ll conclude. I do appreciate your listening this morning. And should you have other questions, please don’t hesitate to give me a call. Thank you and good day.

Operator: Thank you. Ladies and gentlemen, this concludes today’s conference. Thank you for participating. You may now disconnect.

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